EXHIBIT 99.1

NEWS RELEASE

Contact:	James G. Reynolds
949-221-0600/888-604-1990
Victoria J. Baker
(General and Investor Information)
703-796-1798

HEALTH CARE PROPERTY INVESTORS, INC. REPORTS OPERATING

RESULTS FOR QUARTER ENDED SEPTEMBER 30, 2003

NEWPORT BEACH, CA., November 3, 2003 — Health Care Property Investors, Inc. (NYSE:HCP), an equity health care real estate investment trust (REIT), announced today operating results for the quarter ended September 30, 2003. Net Income applicable to common shares for the quarter totaled $38,680,000, or $0.61 per diluted share of common stock on revenue of $102,957,000. This compares with Net Income applicable to common shares of $31,017,000, or $0.53 per diluted share of common stock on revenue of $89,427,000, for the quarter ended September 30, 2002.

Funds From Operations (FFO) for the quarter was $53,466,000, or $0.84 per diluted share of common stock, compared with $50,838,000, or $0.87 per diluted share of common stock, for the quarter ended September 30, 2002. Included in FFO for the quarter ended September 30, 2003 are non-operating preferred stock redemption charges totaling $6,782,000 or $0.10 per diluted share of common stock.

THIRD QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS

•	The Company completed the $163,500,000 acquisition of four continuing care retirement communities from American Retirement Corporation (ARC). These facilities have been leased for a ten-year term at an annual lease rate of 9.5% with annual rent increases of 2.75%.

•	On October 2, 2003, the Company and HCP Medical Office Portfolio, a joint venture that was formed in June 2003 by GE Commercial Finance and the Company, completed the $575,000,000 acquisition of MedCap Properties, LLC, which includes ownership interests in 113 medical office buildings. The Company is the managing member of HCP Medical Office Portfolio and has a one-third economic interest therein.

•	The Company issued 1,400,000 shares of common stock at a net offering price of $41.50 per share, generating gross proceeds of $58,100,000.

•	The Company issued 4,000,000 shares of 7.25% Series E Cumulative Redeemable Preferred Stock at $25 per share, generating gross proceeds of $100,000,000.

•	The Company redeemed all of its outstanding 7.875% series A preferred stock and all of its outstanding 8.7% series B preferred stock. The amount paid to redeem the series A and series B preferred stock was approximately $194,600,000 plus accrued dividends.

•	The Company added Paul Gallagher as Executive Vice President – Portfolio Strategy. Mr. Gallagher joins the Company and its senior management team to implement strategic growth initiatives in health care real estate.

Health Care Property Investors, Inc. has scheduled a conference call and webcast today, Monday, November 3, at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter ended September 30, 2003. The conference call is accessible by dialing (800) 289-0485. The webcast is accessible via the Company’s Internet web site at www.hcpi.com. A webcast replay of the conference call will be available after 5:00 p.m. Pacific Time on November 3, 2003 through November 17, 2003 via the Company’s web site.

Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. As of September 30, 2003, the Company’s portfolio of 446 properties in 43 states consisted of 31 hospitals, 175 long-term care facilities, 124 retirement and assisted living facilities, 85 medical office buildings and 31 other health care facilities. For more information on Health Care Property Investors, Inc., visit the Company’s web site at www.hcpi.com.

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Statements in this news release and the supplement that are not historical may contain forward-looking statements subject to risks and uncertainties, such as competition for the acquisition and financing of health-care facilities, competition for lessees and mortgagors (including with respect to new leases and mortgages and the renewal or roll-over of existing leases); continuing operational difficulties in the long-term care and assisted living sectors; the Company’s ability to acquire, sell or lease facilities and the timing of acquisitions, sales and leasings; changes in health care laws and regulations and other changes in the health-care industry which affect the operations of the company’s lessees or mortgagors; changes in tax laws and regulations; changes in the financial position of the Company’s lessees and mortgagors; changes in rules governing financial reporting, including new accounting pronouncements; and changes in economic conditions, including changes in interest rates and the availability and cost of capital, which affect opportunities for profitable investments. Some of these risks are described from time to time in the SEC reports filed by the Company.

HEALTH CARE PROPERTY INVESTORS, INC.

(Unaudited) Dollars in Thousands, Except Per Share Amounts

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenue	$102,957	$89,427	$291,941	$255,274
Net Income Applicable to Common Shares	$38,680	$31,017	$80,414	$89,331
Basic Earnings Per Share	$0.61	$0.53	$1.30	$1.56
Diluted Earnings Per Share	$0.61	$0.53	$1.30	$1.54
Weighted Average Shares Outstanding	63,601	58,416	61,756	57,823
(Diluted Earnings Per Share)

Funds From Operations(1)	$53,466	$50,838	$143,961	$146,898
Diluted Funds From Operations Per Share	$0.84	$0.87	$2.34	$2.54

(1)	The Company believes that Funds From Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue.

The Company adopted the definition of FFO prescribed by the National Association of Real Estate Investment Trusts' (NAREIT) October 1999 White Paper (as amended April 2002). Accordingly, FFO is defined as Net Income applicable to common shares (computed in accordance with generally accepted accounting principles), excluding asset impairment charges and gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and real estate amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income.

In October 2003, NAREIT informed its member companies that the SEC has taken the position that asset impairment charges should not be excluded in calculating FFO. The SEC's interpretation is that recurring impairments on real property are not an appropriate adjustment. Due to the SEC's clarified interpretation, NAREIT is evaluating its definition of FFO relative to the treatment of asset impairments. The ultimate resolution may impact the Company's past and future calculations of FFO.

HEALTH CARE PROPERTY INVESTORS, INC.

Consolidated Statements of Income

(Unaudited) Dollars in Thousands, Except Per Share Amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenue
Rental Income, Triple Net Properties	$64,514	$62,518	$187,749	$176,537
Rental Income, Managed Properties	23,714	21,572	69,628	62,836
Interest and Other Income	14,729	5,337	34,564	15,901

	102,957	89,427	291,941	255,274

Expense
Interest Expense	22,606	20,367	67,748	56,055
Real Estate Depreciation	19,538	18,863	58,361	54,316
Managed Properties Operating Expenses	9,331	8,337	26,839	22,656
General and Administrative Expenses	5,507	4,102	16,420	12,640

	56,982	51,669	169,368	145,667

Income From Operations	45,975	37,758	122,573	109,607
Minority Interests	(2,038)	(2,049)	(6,297)	(6,278)

Income Before Discontinued Operations	43,937	35,709	116,276	103,329
Discontinued Operations
Operating Income/(Loss) from Discontinued Operations	586	2,012	1,460	5,761
Gain/(Loss) on Real Estate Dispositions	5,086	(479)	(3,549)	(1,084)

	5,672	1,533	(2,089)	4,677

Net Income	$49,609	$37,242	$114,187	$108,006
Dividends to Preferred Stockholders	(4,147)	(6,225)	(15,220)	(18,675)
Preferred Stock Redemption Charges	(6,782)	—	(18,553)	—

Net Income Applicable to Common Shares	$38,680	$31,017	$80,414	$89,331

Basic Earnings Per Common Share
Income from Continuing Operations Applicable to Common Shares	0.52	0.50	1.33	1.48
Discontinued Operations	0.09	0.03	(0.03)	0.08

Net Income Applicable to Common Shares	$0.61	$0.53	$1.30	$1.56

Diluted Earnings Per Common Share
Income from Continuing Operations Applicable to Common Shares	0.52	0.50	1.33	1.46
Discontinued Operations	0.09	0.03	(0.03)	0.08

Net Income Applicable to Common Shares	$0.61	$0.53	$1.30	$1.54

Weighted Average Shares Outstanding—Basic	63,392	58,204	61,638	57,425

Weighted Average Shares Outstanding—Diluted EPS	63,601	58,416	61,756	57,823

HEALTH CARE PROPERTY INVESTORS, INC.

Consolidated Statements of Funds From Operations

(Unaudited) Dollars in Thousands, Except Per Share Amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Net Income Applicable to Common Shares	$38,680	$31,017	$80,414	$89,331
Real Estate Depreciation	19,538	18,863	58,361	54,316
(Gain)/Loss on Real Estate Dispositions	(5,086)	79	(8,103)	(623)
Impairment Losses on Depreciable Property	—	400	11,652	1,707
Depreciation included in Discontinued Operations	105	522	821	1,938
Joint Venture Adjustments	229	(43)	816	229

Basic Funds From Operations	$53,466	$50,838	$143,961	$146,898
Dividends on Convertible Operating Partnership Units	1,274	1,290	3,873	3,925

Diluted Funds From Operations	$54,740	$52,128	$147,834	$150,823

Diluted Funds From Operations Per Common Share	$0.84	$0.87	$2.34	$2.54

Weighted Average Shares Outstanding—Diluted FFO(1)	65,190	59,970	63,312	59,265

(1)	Weighted average shares outstanding-Diluted FFO includes Weighted Average Shares Outstanding- Diluted EPS and shares of common stock issuable upon conversion of outstanding partnership units.

HEALTH CARE PROPERTY INVESTORS, INC.

Consolidated Balance Sheets

(Unaudited) Dollars in Thousands

	September 30,	December 31,
	2003	2002
Assets
Real Estate Investments
Buildings and Improvements	$2,663,289	$2,514,876
Accumulated Depreciation	(473,966)	(424,788)

	2,189,323	2,090,088
Construction in Progress	22,267	6,873
Land	282,201	274,450

	2,493,791	2,371,411
Loans Receivable	265,138	300,165
Investments in and Advances to Joint Ventures	28,484	32,664
Accounts Receivable	17,093	22,382
Other Assets	18,227	13,300
Cash and Cash Equivalents	9,706	8,495

Total Assets	$2,832,439	$2,748,417

Liabilities and Stockholders’ Equity
Bank Notes Payable	$129,200	$267,800
Redeemable Preferred Stock	133,625	—
Senior Notes Payable	1,050,264	888,126
Mortgage Notes Payable	166,195	177,922
Accounts Payable, Accrued Expenses and Deferred Income	75,232	62,145
Minority Interests in Joint Ventures	12,445	13,017
Minority Interests Convertible into Common Stock	55,321	58,518
Stockholders’ Equity:
Preferred Stock	96,510	274,487
Common Stock	64,205	59,470
Additional Paid-In Capital	1,367,491	1,211,551
Other Equity	(11,484)	(11,705)
Cumulative Net Income	1,134,651	1,020,464
Cumulative Dividends	(1,441,216)	(1,273,378)

Total Stockholders’ Equity	1,210,157	1,280,889

Total Liabilities and Stockholders’ Equity	$2,832,439	$2,748,417

HEALTH CARE PROPERTY INVESTORS, INC.

Supplemental Financial and Operating Information

As of September 30, 2003

INVESTMENT PORTOLIO

As of September 30, 2003, the Company’s gross investment in properties, including partnership interests and mortgage loans, was approximately $3.2 billion.

ACQUISITIONS AND INVESTMENTS

Total new investments for the three and nine months ended September 30, 2003 are summarized as follows:

	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
Acquisition of Properties	$163,500,000	$190,100,000
Loans	7,000,000	16,500,000
New Construction and Expansion	—	5,700,000

	$170,500,000	$212,300,000

American Retirement Corporation

During the quarter ended September 30, 2003, the Company acquired four continuing care retirement communities from American Retirement Corporation (ARC) for $163.5 million. Prior to the acquisition, the Company owned a 9.8% equity interest in the entities that owned these four facilities. Three of the facilities have been leased to ARC. The fourth facility has been leased to a third party that has contracted with ARC to manage the facility. The leases have a ten-year term and an annual lease rate of 9.5% with annual rent increases of 2.75%. In addition, the Company closed a $7 million secured loan to ARC. ARC used the proceeds from these transactions to repay $113 million in first mortgage debt on the properties. After giving credit for Health Care Property Investors’ existing minority interest in the properties valued at $3 million, transaction costs and reserves, the remaining net proceeds of $52 million were used by ARC to prepay a portion of Health Care Property Investors’ existing mezzanine loan, including accrued interest.

In the periods prior to the quarter ended September 30, 2003, the Company accrued interest at 13.25% on its mezzanine loan to ARC and reserved the difference between 13.25% and the 19.5% contractual rate. During the quarter ended September 30, 2003, the Company recognized $1.8 million in interest income through the full repayment (including interest accrued to 19.5%) of the portion of the mezzanine loan related to the four properties discussed in the preceding paragraph. The Company also reversed a portion of the reserves on the remaining $76 million mezzanine loan. The interest income generated related to such reversal was $2.9 million and represents the difference between the Company’s previous accrual rate of 13.25% and its current 16.5% accrual rate. The Company determines the accrual rate on the ARC mezzanine loan by evaluating the sufficiency of the net asset value (fair value of properties less first mortgage debt and other liabilities) of the Company’s collateral.

MedCap Properties, LLC

On October 2, 2003, the Company and HCP Medical Office Portfolio, a joint venture that was formed in June 2003 by GE Commercial Finance and the Company, completed the $575 million acquisition of MedCap Properties, LLC, which includes ownership interests in 113 medical office buildings. The expected net operating income of the buildings is 9% of the acquisition price during the first twelve months. The acquisition was structured in three components.

HCP Medical Office Portfolio acquired 100 of the medical office buildings at an acquisition price of $460 million. The Company is the managing member of HCP Medical Office Portfolio and has a one-third interest therein. In addition to the Company’s indirect ownership interest in the medical office buildings through its joint venture interest, the Company will earn acquisition and management fees and an additional return if certain investment hurdles are achieved with respect to these properties. At the time of the acquisition, the joint venture assumed $26 million in mortgage debt at a rate of approximately 7%. The joint venture’s future plans include additional mortgage financings that will be primarily long-term, fixed rate debt with a target leverage ratio of 70%.

Eight of the acquired medical office buildings, with an investment value of $49 million, were contributed to a joint venture between the Company and senior MedCap management. The joint venture issued 1,064,539 units valued at $45.26 each, which are redeemable for cash or, at the Company’s option, HCPI common stock beginning October 2, 2004.

The remaining five buildings are construction projects acquired by the Company with scheduled completion dates in 2004 and an expected total cost of $67 million. These assets will be acquired by HCP Medical Office Portfolio upon completion of construction.

Acquisition and Construction Commitments

As of September 30, 2003, the Company had contractual commitments to acquire or construct an additional $54 million of health care real estate and capital projects excluding the $67 million of construction projects related to the MedCap Properties, LLC acquisition noted above. The Company expects that a significant portion of these commitments will be funded; however, experience suggests that some committed transactions may not close for various reasons including unsatisfied closing conditions, competitive financing sources, final negotiation differences or the operator’s inability to obtain required internal or governmental approvals.

DISPOSITIONS AND DISCONTINUED OPERATIONS

During the quarter ended September 30, 2003, the Company sold five facilities for a net sales price of $12.5 million, resulting in a net gain on sale of $5.1 million. For the nine months ended September 30, 2003, a total of 14 facilities have been sold for a net sales price of $26.8 million and a net gain on sale of $8.1 million. The Company recognized a total of $11.7 million of impairment losses on 13 facilities during the first nine months of the year, but no impairment losses were recognized during the third quarter.

As of September 30, 2003, the Company had 16 facilities classified as discontinued operations that it had not yet sold. The following table presents the Company’s results of operations for the year ended December 31, 2002 after giving effect to assets classified as discontinued operations during the nine months ended September 30, 2003, in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The classification has no impact on Net Income or Funds From Operations (FFO).

	December 31, 2002
	As Restated	As Reported(1)
Rental Income, Triple Net Properties	$238,755	$240,537
Rental Income, Managed Properties	84,497	91,200
Interest and Other Income	27,835	27,839

	$351,087	$359,576

Interest Expense	$77,891	$77,952
Real Estate Depreciation	73,687	75,722
Managed Properties Operating Expenses	31,364	32,720
General and Administrative Expenses	18,233	18,408
Impairment Losses on Real Estate	—	9,200
	$201,175	$214,002
Income From Operations	$149,912	$145,574
Minority Interest	(8,396)	(8,396)

Income Before Discontinued Operations	$141,516	$137,178

Discontinued Operations (Including a Net Loss on Real Estate Dispositions of $10,330 and $1,130, Respectively)	(4,136)	202

Net Income	$137,380	$137,380

(1)	As reported in the Company’s December 31, 2002 Form 10-K filed with the Securities and Exchange Commission.

ACCOUNTING PRONOUNCEMENTS

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 150 (FAS 150) “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” FAS 150 would require that mandatorily redeemable financial instruments be classified as a liability and valued at the instruments’ settlement value as of the balance sheet date. As a result, consolidated partnerships with a limited life would be considered mandatorily redeemable and therefore fall under FAS 150.

On October 29, 2003, the FASB met and voted to defer implementation of the provisions of FAS 150 that require the valuation and establishment of a liability for limited life partnerships. Thus, any impact from FAS 150 has been excluded from the Company’s operating results for the quarter ended September 30, 2003.

REVIEW OF PORTFOLIO AND SELECTED OPERATORS

HOSPITAL PORTFOLIO

The Company currently derives 27% of its annualized cash provided by leases and loans (see definition in Footnote 1 under the Supplementary Financial Information Portfolio Overview table), or $100 million, from the 31 hospitals within its portfolio.

Tenet Healthcare Corporation

As of September 30, 2003, Tenet Healthcare Corporation (“Tenet”) leased from the Company eight acute care hospitals and one medical office building in which Health Care Property Investors has an aggregate investment of $460 million. Rents from these hospitals constitute approximately 16% of the Company’s annualized cash provided by leases and loans. While two of the hospital leases are scheduled to expire on May 31, 2004 and May 31, 2005, Tenet can renew the leases for an additional five years by providing notice six months prior to lease expiration. Tenet exercised five year extensions on the six facility leases with current terms set to expire in February 2004. In October 2003, Tenet transferred one of these six facility leases for a hospital located in Poplar Bluff, Missouri to Health Management Associates (HMA). HMA is a strong health care services operator with hospitals concentrated primarily in the southeast and southwest areas of the United States. Current annual rent on the hospital is $3.7 million.

Tenet has recently informed the Company that one of the Company’s hospitals located in Tarzana, California, and operated by Tenet under a lease which was recently renewed for an additional five years is affected by State of California Senate Bill 1953 (SB 1953), which requires certain seismic safety building standards for acute care hospital facilities. The Company and Tenet are currently reviewing the SB 1953 compliance of this hospital, multiple plans of action to cause such compliance, the estimated time for completing the same and the cost of performing necessary remediation of the property. The Company cannot currently estimate the potential costs of SB 1953 compliance with respect to the affected hospital or the final allocation of such costs between the Company and Tenet. Current annual rent on the hospital is $10.8 million and the net book value is $81 million.

Tenet announced its adoption of new policies, as of January 1, 2003, for calculating Medicare reimbursement for patients who require high cost treatments (“outlier payments”). Net Tenet rents were $13.9 million for the quarters ended September 30, 2003 and September 30, 2002. Cash flow coverage of rents decreased to 4.6 for the twelve months ended June 30, 2003. This is down from a coverage level of 5.1 for the twelve months ended June 30, 2002.

Tenet is currently undergoing an investigation by the Securities and Exchange Commission relating to its billing practices and financial and other disclosures. In addition, according to public disclosures by Tenet, the United States Department of Justice is suing Tenet over

Medicare fraud allegations; the U.S. Attorney’s office is investigating Tenet’s use of physician relocation agreements and Medicare outlier payments; a federal grand jury has returned an indictment accusing a subsidiary of Tenet of illegal use of physician relocation agreements; the Internal Revenue Service has assessed a $157 million tax deficiency against Tenet; the United States Senate Finance Committee is investigating Tenant’s corporate governance practices with respect to federal health care programs; Tenet is litigating several federal securities class action and shareholder derivative suits and several state law actions; a former executive of Tenet recently received a $253 million judgment against Tenet for certain stock incentive awards; and Tenet is subject to other federal and state investigations regarding its business practices. Tenet is responding to a Justice Department subpoena regarding the outlier payments at the Company’s Tarzana facility. The Company cannot predict the impact, if any, that these recent developments may have on individual hospital performance and the related rent.

HealthSouth Corporation

Five percent of the Company’s annualized cash provided by leases and loans is generated from facilities leased to HealthSouth Corporation (“HealthSouth”), primarily from nine rehabilitation hospitals. In March 2003, the Securities and Exchange Commission charged HealthSouth and its former chief executive officer with inflating earnings and overstating assets. HealthSouth has announced that it is undergoing a financial audit and forensic examination to assess the accuracy of its financial information. In October 2003, HealthSouth announced that it paid its semi-annual interest payments to bondholders and announced its intention to remain current on all interest payments. The nine rehabilitation hospitals leased by HealthSouth have an average remaining lease term of four years not taking into account renewal options. The average age of these hospitals is 14 years. Third quarter 2003 occupancy on the nine facilities, as provided by HealthSouth, ranged from 56% to 99%, with an average occupancy of 75%. HealthSouth is current on rent payments through October 2003.

The Company is excluding HealthSouth’s results from cash flow coverage and operating results presentation for the hospital portfolio until greater assurances about HealthSouth’s financial information are received.

LONG-TERM CARE PORTFOLIO

The Company currently derives 24% of its annualized cash provided by leases and loans, or $87 million, from the long-term care sector. Reduced reimbursements, a nursing shortage and increased liability insurance costs continue to challenge this sector and have caused a diminution in cash flow coverage.

Certain temporary Medicare add-on payments expired in October 2002 causing a decline in Medicare reimbursement to nursing homes of approximately 9% as of October 1, 2002. A planned limitation on Medicare Part B rehabilitation therapy procedures went into effect September 1, 2003 and further reduced Medicare reimbursement. However, the annual market basket increase to Medicare rates for long-term care facilities took effect October 1, 2003, partially offsetting the forgoing, and resulting in an aggregate 6% increase in Medicare rates. In addition, most state Medicaid rates were increased slightly providing further revenue and sector stabilization.

Centennial HealthCare Corporation

In late 2002, the Company sent default and lease termination notices to Centennial HealthCare Corporation and certain of its subsidiaries (“Centennial”) for non-payment of rent under 17 leases and non-payment of interest and principal under a secured loan, and to a third party lessee for non-payment of rent on three facilities managed by Centennial. In December 2002, Centennial filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy Court. As of November 30, 2002, the total obligations of Centennial and the third party lessees under the 20 leases and the secured loan were approximately $900,000 per month.

The Company’s gross investment in the 20 leased facilities and the facility subject to the secured loan was approximately $67 million, and the book value of these properties, net of depreciation as of September 30, 2003, was approximately $40 million. During 2003, the Company successfully transitioned the operations of 11 of the 20 leased facilities to new tenants. Eight facilities are expected to remain with Centennial and one facility is for sale. During the third quarter, the Company received rent for the properties of approximately $530,000 per month. Monthly revenue attributable to the facilities is expected to be approximately $550,000 per month after all lease arrangements and sales are finalized, representing a revenue decrease of $350,000 per month, or approximately $0.07 per diluted share of common stock annually.

RETIREMENT AND ASSISTED LIVING PORTFOLIO

The Company currently derives 25% of its annualized cash provided by leases and loans, or $90 million, from the retirement and assisted living industry. The assisted living component of this sector is experiencing high vacancies and high insurance costs. However, some occupancies, resident monthly payment rates and bottom line performance have been improving. The retirement component of this sector continues to experience relatively strong census levels as well as bottom line performance.

MANAGED MEDICAL OFFICE, HEALTH CARE LABORATORY AND BIOTECH RESEARCH, AND PHYSICIAN GROUP PRACTICE CLINIC PORTFOLIO

The Company’s 4.2 million square foot managed medical office, health care laboratory and biotech research, and physician group practice clinic portfolio currently produces approximately 16% of the Company’s annualized cash provided by leases and loans. Net Operating Income (NOI), defined as Rental Income, Managed Properties net of Managed Properties Operating Expenses, for the third quarter 2003 increased by $1,148,000 from the third quarter 2002 due to 2002 acquisitions and internal growth. The occupancy level within this portfolio was 94% at September 30, 2003.

FUTURE OPERATIONS

The Company projects Diluted Funds From Operations (FFO) for 2003 to range between $3.25 and $3.27 per share including a $0.29 per share charge related to preferred stock redemptions. Diluted FFO for 2003 is based on diluted earnings per share adjusted in accordance with the NAREIT definition of FFO as detailed in the following table:

	Low	High
Diluted Earnings per Common Share	$1.87	$1.89
Real Estate Depreciation	1.25	1.25
(Gains) on Real Estate Dispositions and Depreciation on Real Estate included in Discontinued Operations	(0.12)	(0.12)
Impairment Losses on Depreciable Property	0.18	0.18
Joint Venture Adjustments	0.03	0.03
Dilutive Adjustments Related to Operating Partnership Units	0.04	0.04

Diluted Funds From Operations	$3.25	$3.27

CAPITAL MARKETS ACTIVITY

DEBT FINANCING

On February 28, 2003 the Company raised gross proceeds of $200 million through the issuance of 6% senior unsecured notes due 2015. Proceeds were utilized to fund acquisitions and for repayment of indebtedness.

Borrowings under the Company’s $490 million three-year revolving line of credit were $129 million as of September 30, 2003, and averaged $86 million for the quarter ended September 30, 2003, at an average interest rate of 1.89%. The average bank interest rate was 2.53% for the third quarter of 2002 and average borrowings were $89 million for the same period.

PREFERRED STOCK

On September 15, 2003, the Company issued 4,000,000 shares of 7.25% Series E Cumulative Redeemable Preferred Stock at $25 per share, generating gross proceeds of $100,000,000.

Preferred Stock Redemptions

On May 2, 2003, the Company redeemed all of its outstanding 8.6% series C preferred stock. The amount paid to redeem the preferred stock was approximately $99.4 million plus accrued dividends. The redemption of the series C preferred stock gave rise to a non-operating charge of $11.8 million in the second quarter.

On September 10, 2003, the Company redeemed all of its outstanding 7.875% series A preferred stock. The amount paid to redeem the series A preferred stock was approximately $60.9 million plus accrued dividends. The redemption of the series A preferred stock gave rise to a non-operating charge of $2.2 million in the third quarter.

On August 28, 2003, the Company announced it would redeem all of its outstanding 8.7% series B preferred stock. The preferred stock balance was reclassified to Redeemable Preferred Stock liability at its settlement value in accordance with Statement of Financial Accounting Standard No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” On October 1, 2003, the Company redeemed the series B preferred stock. The amount paid to redeem the series B preferred stock was approximately $133.7 million plus accrued dividends. The redemption of the series B preferred stock gave rise to a non-operating charge of $4.6 million in the third quarter.

The redemption charges have no impact on net income but are reflected in earnings per common share.

COMMON STOCK

On July 10, 2003, the Company issued 1,400,000 shares of common stock at a net offering price of $41.50 per share, generating gross proceeds of $58,100,000.

During the quarter ended September 30, 2003, the Company raised $36.1 million from the sale of its common stock, at an average price per share of $42.06, under its Dividend Reinvestment and Stock Purchase Plan (DRIP). During the nine months ended September 30, 2003, the Company raised $94.2 million under the DRIP. Beginning January 1, 2004, the Company will reduce the discount on its shares of common stock purchased through the DRIP from 2% to 1%.

Tabulated below is the Company’s debt maturity table by year and in the aggregate:

2003	$1,000,000	(1)
2004	106,000,000
2005	376,000,000	(2)
2006	143,000,000
2007	144,000,000
Thereafter	576,000,000

	$1,346,000,000

(1)	Reflects debt maturities for October to December 2003.
(2)	Includes $129,000,000 for revolving line of credit due October 2005.

Total debt represented 31.8% and 55.5%, respectively, of the Company’s total market and book capitalization as of September 30, 2003, compared with 33.6% and 51.0%, respectively, at the end of 2002. The Company’s senior debt is rated BBB+/BBB+/Baa2 by Standard & Poor’s, Fitch and Moody’s, respectively, and has been rated investment grade continuously since 1986, when the Company first received a bond rating.

OTHER INFORMATION

The following summarizes certain significant operational information for the nine months ended September 30, 2003 and 2002:

	Nine Months Ended
	September 30,
	2003	2002
	(Amounts in Thousands)
Capitalized Interest	$464	$1,167
Amortization of Deferred Financing Costs	1,980	1,409
Amortization of Stock Compensation Expense	2,024	1,926
Income from Straight Line Rents and Interest	1,430	724
Expenditures for Lease Commissions, Tenant and Capital Improvements on Managed Properties	5,004	5,625

HEALTH CARE PROPERTY INVESTORS, INC.

Supplementary Financial Information Portfolio Overview as of September 30, 2003

(Unaudited) Dollars in Thousands, Except Investment Per Square Foot

PORTFOLIO OVERVIEW(1)(2)

	Hospitals	Long-Term Care Facilities	Retirement & Assisted Living Facilities	Medical Office Buildings	Other	Portfolio Total	Managed Portfolio(4)
Annualized cash provided by leases and loans by type	$99,696	$87,370	$90,212	$67,568	$18,365	$363,211	$58,024
Percentage of Annualized cash provided by leases and loans	27.4%	24.1%	24.8%	18.6%	5.1%	100.0%	16.0%
Investment(3)	$801,087	$688,372	$825,811	$709,064	$183,993	$3,208,327	$638,817
Return on Investments(5)	12.5%	12.7%	10.9%	9.6%	10.2%	11.4%	9.3%
Number of Properties	31	175	124	85	31	446	85
Assets Held for Sale	—	4	—	1	11	16	12
Number of Beds/Units(8)	3,507	21,544	13,368	—	—	38,419
Number of Square Feet	3,695,000	6,644,000	11,562,000	4,825,000	1,364,000	28,090,000	4,221,000
Investment per Bed/Unit(5)	$228	$32	$62	$—	$—
Investment per Square Foot(5)	$218	$104	$71	$148	$136		$153
Occupancy Data-Current Quarter(6),(8)	61%	81%	83%	—	—		94%
Occupancy Data-Prior Quarter(6),(8)	64%	81%	82%	—	—		94%
Cash Flow Coverage(6),(7),(8)
Before Management Fees	4.3	1.6	1.3	—	—	2.3
After Management Fees	3.9	1.1	1.1	—	—	2.0

(1)	“Annualized cash provided by leases and loans” is intended to be an estimate of cash provided by leases and loans for the 12 months ending September 30, 2004 for assets owned on September 30, 2003 and is calculated as (a) base rents, interest or, in the case of our managed properties, net operating income, to be received by us during the 12 months ended September 30, 2004 under existing contracts; plus (b) additional rents received by us during the 12 months ended September 30, 2003, which were approximately $25 million in the aggregate; plus or minus (c) adjustments for the following items (to the extent they are expected to impact rents, interest or net operating income during the 12 months ending September 30, 2004): assets held for sale; known or expected changes in rent due to contract expirations or rent resets; and known or expected rent reductions. We calculate the net operating income of our managed properties by subtracting from rent the expenses not covered by the tenant under the gross leases underlying such properties. Our estimates of annualized cash provided by leases and loans are based on management assumptions and the information available to us at the time of this release. Actual annualized cash provided by leases and loans could differ materially and adversely from the estimates presented in this release.
(2)	All amounts exclude assets held for sale.
(3)	Includes partnership and limited liability company investments and construction commitments as well as our investment in unconsolidated joint ventures.
(4)	Includes managed Medical Office Buildings, Physician Group Practice Clinics, and Healthcare Laboratory and Biotech Research included in the preceding totals.
(5)	Excludes facilities under construction.
(6)	Excludes facilities under construction, newly completed facilities under start up, vacant facilities and facilities where the data is not available or not meaningful.
(7)	Results exclude nine rehabilitation facilities leased to HealthSouth.
(8)	Information in this table was derived from financial information provided by our lessees.

HEALTH CARE PROPERTY INVESTORS, INC.

Supplementary Financial Information Portfolio Overview as of September 30, 2003

(Unaudited) Dollars in Thousands

TENANT OVERVIEW

PORTFOLIO BY OPERATOR/TENANT:

Operator/Tenant(1)	Annualized Cash Provided by Leases and Loans(2)	Percentage
Tenet Healthcare	$57,062	15.7%
American Retirement Corp.	38,440	10.6%
Emeritus Corporation	19,330	5.3%
HealthSouth Corporation	17,155	4.7%
Kindred Healthcare, Inc.	16,906	4.7%
HCA Inc.	14,721	4.1%
Beverly Enterprises	12,297	3.4%
Not-For-Profit Investment Grade Tenants	6,390	1.8%
Other Publicly Traded Operators or Guarantors
(10 Operators)	28,910	7.9%
Other Non Public Operators and Tenants	152,000	41.8%

Grand Total	$363,211	100.0%

SAME STORE GROWTH(2):

Rent Growth on Comparable Facilities for the Nine Months Ended September 30, 2003 vs. September 30, 2002
Triple Net Properties:
Number of Facilities	269
Revenue Decrease	$1,573
Managed Properties:
Number of Facilities	76
Occupancy Percentage at September 30, 2003	94%
Occupancy Percentage Increase
from September 30, 2002	2%
Net Operating Income Increase	$1,220

RENEWAL INFORMATION:

	Lease Expirations and Mortgage Maturities
Year	Annualized Cash Provided by Leases and Loans(2),(3)	Percentage
2003	$2,514	0.7%
2004	11,400	3.1%
2005	19,121	5.3%
2006	21,811	6.0%
2007	26,799	7.4%
Thereafter	281,566	77.5%

Grand Total	$363,211	100.0%

(1)	At September 30, 2003, the Company had approximately 97 health care operators and approximately 625 leases in the managed portfolio.
(2)	All amounts exclude assets held for sale.
(3)	This column includes the impact by year of the total annualized cash provided by leases and loans associated with the properties subject to lease expiration, lessees’ renewal option and/or purchase options and mortgage maturities.

OTHER KEY INFORMATION

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2003	2003
CAPITAL EXPENDITURES:
Investments	$170,500	$212,300
Construction in Progress	$6,141	$14,893
Rentable Square Footage Acquired	98,734	843,152